February 11, 2011

Mr. Darryl Horne, President/CEO
Horne International, Inc.
3975 University Drive, Suite 100
Fairfax, VA 22030

Dear Darryl,

We are pleased that you have selected United Capital Funding Corp. to serve your professional funding needs. We look forward to helping your Company grow and prosper. At United Capital Funding, we pride ourselves on our open communication between our clients and our team of professional staff. Please feel free to call us at any time with any questions that you may have on your relationship. We have attached to this letter several very important documents which taken together, largely reflect the economic and legal relationship between our companies. We have presented a summary of the major business aspects of the Agreements below.

• Maximum Amount of Facility; $500,000.
• Initial/Periodic Factoring Fee; .425%/.425%.
• Factoring Fee Period; 5 days
• Purchase Price; 80% of Face Amount.
• Reserve Percentage; 20%
• Minimum Volume Requirement; $0.
• Term of Agreement, 1 year(s) from February 11, 2011.

Please ensure that you review all of the attached documents carefully, and if necessary, please have your Attorney or accountant review them with you. Please also feel free to call us at any time with any questions that you may have. We would ask that you sign the bottom of this Letter along with the attached documents, and return a copy to us, along with the attached Agreements.

Respectfully yours,

United Capital Funding Corp., a Florida Corporation
Date: 2/11/2011 11:43:25 AM

For: Horne International, Inc.

By:
Darryl Horne, President/CEO